UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 12, 2009

(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On May 12, 2009, the syndicate of lenders underwriting Warren Resources, Inc.’s (the “Company”) $250 million senior secured credit facility dated November 19, 2007 (“Credit Facility”) has affirmed the conforming borrowing base at $120 million as a result of completing the Spring 2009 semi-annual redetermination.

In connection with affirming the conforming borrowing base, Warren and its lenders entered  into a First Amendment,  dated as of  May 12, 2009 (the “First  Amendment”) to the Credit Facility to (i) increase the margins on LIBOR based borrowings from a range of 1.25% to 2.0% to a range of 2.75% to 3.50% (depending on the then-current borrowing base usage), (ii) increase the margins on Base Rate borrowings from a range of 0% to 0.75% to a range of 1.50% to 2.25% (depending on the then-current borrowing base usage), (iii) add a floor to the margin rate of all LIBOR based loans to 3.50% for the next six months, and (iv) increase the unused commitment fee rate from a range of 0.20% to 0.50% to a flat rate of 0.50%. The First Amendment also gives Warren the right for the next six months, if it so chooses, to obtain up to a $30 million financing secured by a second mortgage lien on its assets on terms acceptable to each of the Credit Facility lenders.

The foregoing description is not complete and is qualified in its entirety by the First Amendment, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

On May 13, 2009, the Company issued a press release describing the First Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits

(c)   Exhibits

10.1 - First Amendment dated May 12, 2009 to the $250 million Amended Credit Agreement  dated as of November 19, 2007among Warren Resources, Inc as the Borrower; GE Business Financial Services, as the Administrative Agent; and certain other lenders.

99.1 — Press release dated May 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2009

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman & Chief Executive Officer